UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  February 27, 2024

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-8841	NEXTERA ENERGY, INC.	59-2449419
700 Universe Boulevard
Juno Beach, Florida 33408
(561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	NEE	New York Stock Exchange
6.926% Corporate Units	NEE.PRR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 2 - FINANCIAL INFORMATION

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 1, 2024, NextEra Energy Capital Holdings, Inc. (NEECH) issued $1.0 billion in aggregate principal amount of its 3.00% Exchangeable Senior Notes due 2027 (the notes) pursuant to an indenture dated as of March 1, 2024 (the indenture) among NEECH, NextEra Energy, Inc. (NEE), NEECH’s corporate parent, as guarantor, and The Bank of New York Mellon, as trustee. The notes will bear interest at a rate of 3.00% per year, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2024. The notes will mature on March 1, 2027, unless earlier purchased by NEECH or exchanged in accordance with their terms. The net proceeds from the sale of the notes were approximately $990 million after deducting the initial purchasers' discounts. Pursuant to a purchase agreement entered into on February 27, 2024, the notes were sold to the initial purchasers thereof in reliance upon an exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended (Securities Act), for resale to qualified institutional buyers as defined in, and in reliance on, Rule 144A under the Securities Act.

The notes are unsecured obligations of NEECH and are unconditionally and irrevocably guaranteed, on a senior unsecured basis, by NEE. A holder may exchange all or a portion of its notes at any time prior to the close of business on the business day immediately preceding the maturity date in accordance with the indenture. Upon exchange, NEECH will pay cash up to the aggregate principal amount of the notes to be exchanged and has the right, at its sole discretion, to pay or deliver or cause NEE to deliver, as the case may be, cash, shares of NEE common stock or a combination of both, in respect of the remainder, if any, of NEECH's exchange obligation in excess of the aggregate principal amount of the notes being exchanged. The initial exchange rate is 14.6927 shares of NEE common stock per $1,000 in principal amount of notes, which is equivalent to an initial exchange price of approximately $68.06 per share of NEE common stock on February 27, 2024. This represents a premium of approximately 22.5% above the $55.56 closing price of NEE common stock on February 27, 2024. The value to be delivered upon the exchange of the notes (in excess of the principal thereof) is expected to be offset by the value of the capped call transactions (see Item 8.01) up to an initial share price of $83.34. The exchange rate is subject to adjustment in certain circumstances, as set forth in the indenture. In addition, upon the occurrence of a make-whole fundamental change (as defined in the indenture), NEECH will, in certain circumstances, increase the exchange rate by a number of additional shares of NEE common stock for a holder that elects to exchange its notes in connection with such make-whole fundamental change. To the extent that any shares of NEE common stock become issuable upon exchange of the notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act.

Upon the occurrence of a fundamental change (as defined in the indenture) holders of the notes may require NEECH to purchase all or a portion of their notes for cash in an amount equal to the principal amount of the notes to be purchased plus any accrued and unpaid interest. The notes are not redeemable at NEECH’s option prior to their maturity.

The indenture contains, among other provisions, certain default and acceleration provisions relating to the failure to make required payments and deliveries on the notes or to observe other covenants in the indenture and related documents and certain bankruptcy-related events.

The foregoing description of the indenture and the notes does not purport to be complete and is qualified in its entirety by reference to the complete text of the indenture (including the form of notes), a copy of which is filed as Exhibit 4 to this Current Report on Form 8-K and is incorporated herein by reference.

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

SECTION 8 - OTHER EVENTS

Item 8.01 Other Events

NEECH used $52 million of the net proceeds from the sale of the notes to pay the costs of capped call transactions entered into by NEE with certain financial institutions. The capped call transactions have an aggregate notional amount of approximately $1.0 billion and an initial strike price of $68.06 and a cap price of $83.34 in each case per share of NEE common stock and subject to adjustment in certain circumstances.The capped call transactions may be settled with cash or, at NEE's election, with shares of NEE common stock. Any capped call settlement value is expected to offset the value to be delivered upon exchange of the notes (as applicable) as a result of share price improvement up to the cap price, which will be subject to certain adjustments under the terms of the capped call transactions.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
4	Indenture, dated as of March 1, 2024, by and among NextEra Energy Capital Holdings, Inc., NextEra Energy, Inc. (as Guarantor) and The Bank of New York Mellon (as Trustee)
101	Interactive data files for this Form 8-K formatted in Inline XBRL
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 4, 2024

NEXTERA ENERGY, INC.
(Registrant)

JAMES M. MAY
James M. May Vice President, Controller and Chief Accounting Officer